Mission Produce Announces Fiscal 2022 First Quarter Financial Results
OXNARD, Calif. -- March 10, 2022 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), the world leader in sourcing, producing, and distributing fresh Hass avocados and mangos, today reported its financial results for the fiscal first quarter ended January 31, 2022.
Fiscal First Quarter 2022 Highlights:
•Total revenue of $216.6 million, a 25% increase compared to the same period last year, impacted by average selling price increases of 50%, partially offset by an 18% decrease in avocado volume sold, compared to the same period last year
•Net loss of $(13.4) million, or $(0.19) per diluted share, compared to net income of $2.2 million, or $0.03 per diluted share, for the same period last year
•Adjusted net loss of $(12.2) million, or $(0.17) per diluted share, compared to adjusted net income of $7.9 million, or $0.11 per diluted share, for the same period last year
•Adjusted EBITDA of $(10.4) million compared to $12.5 million for the same period last year

First quarter 2022 results were negatively impacted by several factors, including rapidly rising fruit costs and transportation rates and declining volumes across the industry. These challenges were amplified by enterprise resource planning (“ERP”) system implementation issues which prevented a quick response to these issues.
CEO Message
“We are disappointed in our fiscal first-quarter performance where we experienced greater than anticipated operational challenges associated with our ERP system conversion on November 1, 2021. The ERP implementation caused certain operational issues that temporarily limited our ability to manage our business and operations efficiently and eroded our ability to drive the per-unit margins that we have historically generated. We believe the most acute challenges we faced in the first quarter have been largely addressed,” said Steve Barnard, Founder and CEO, Mission Produce. “While this was a difficult transition, it was a necessary infrastructure upgrade to ensure that we have the systems and capabilities in place to manage our ever-growing global presence – in terms of new sources of supply and our expanding global customer base– for many years to come. Despite the ERP implementation challenges, we were able to maintain our market share and fulfill our customer commitments. In fact, not only did we retain all our customers during the quarter, but we were able to gain two additional significant customers who will represent meaningful additional volume for the business in the future. We are confident in our ability to execute on our strategic growth plans as we continue to put the challenges we faced with the implementation behind us.”
Fiscal First Quarter 2022 Consolidated Financial Review
Total revenue for the first quarter of fiscal 2022 increased 25% to $216.6 million, as compared to $173.2 million for the same period last year. Growth was driven by a 50% increase in average per-unit avocado sales prices due to lower industry supply out of Mexico, as well as inflationary pressures. Partially offsetting price gains was an 18% decrease in avocado volume sold, which was primarily driven by lower supply, but exacerbated by price sensitivity in select international markets that competed for lower cost sources of fruit.
Gross profit was $0.5 million, compared to $22.7 million in the same period last year, primarily due to temporary and unforeseen operational challenges created by the Company’s ERP implementation. The challenges limited our ability to effectively manage our supply chain during the first quarter of 2022. Inventory management problems and unusually large fruit disposals—coupled with the low industry volume—resulted in a high reliance on both third-party fruit and packaged fruit, which have higher price points relative to fruit we source directly in the field, or pack in our facilities. This unfavorable sourcing mix combined with transportation inflation and lower fixed cost absorption resulted in a significant increase in per-box costs, eroding gross profit.
Selling, general and administrative expense (“SG&A”) for the first quarter increased $4.1 million to $18.7 million, due primarily to non-capitalizable costs associated with the implementation of the Company’s new ERP system in its Marketing and Distribution segment, which included approximately $1.0 million of consulting costs incurred during the quarter. Additionally, the Company incurred higher professional fees, travel expenses, and certain transaction costs incurred in the first quarter of 2022. Higher professional fees were primarily related to its change in SEC filer status from an emerging growth company to a large accelerated filer on October 31, 2021.

Net loss for the first quarter of fiscal 2022 was $(13.4) million, or $(0.19) per diluted share, compared to net income of $2.2 million, or $0.03 per diluted share, for the same period last year.
Adjusted net loss for the first quarter of fiscal 2022 was $(12.2) million, or $(0.17) per diluted share, compared to adjusted net income of $7.9 million, or $0.11 per diluted share, for the same period last year.
Adjusted EBITDA was $(10.4) million for the first quarter of fiscal 2022, compared to $12.5 million for the same period last year, driven by lower gross margin and higher SG&A costs as described above.
Fiscal First Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment increased 25% to $212.3 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA was $(7.7) million, due to the same drivers impacting consolidated adjusted EBITDA.
International Farming
Substantially all sales of fruit from our International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for International Farming is generally concentrated in the third and fourth quarters of the fiscal year in alignment with sales.
Net sales in our International Farming segment increased $0.7 million or 19% in the three months ended January 31, 2022, due to higher third-party service revenue.
Segment adjusted EBITDA was $(2.7) million primarily due to higher costs associated with strategic initiatives in farming maintenance and operations that are intended to drive yield enhancements.
Balance Sheet and Cash Flow
Cash and cash equivalents were $25.3 million as of January 31, 2022 compared to $84.5 million as of October 31, 2021.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.
Net cash used in operating activities was higher by $31.7 million for the first quarter of fiscal 2022 compared to the respective period last year, reflecting the net loss in first quarter of 2022 and unfavorable net change in working capital. Within working capital, unfavorable changes in inventory and accounts receivable were partially offset by favorable changes in grower payables. Changes in inventory were driven by higher per-unit cost of Mexican fruit on-hand and the build-up of growing crop inventory in Peru, compared to prior year. The growing crop increases were due to higher per-acre farming costs and higher productive acreage. Changes in accounts receivable and grower payables were correlated with the pricing factors noted above. Additionally, increases in accounts receivable were due to delayed customer payments related to ERP challenges.
Capital expenditures were $20.9 million for the first quarter of fiscal 2022, compared to $22.4 million in the same period last year. Current year expenditures were concentrated in the purchase of farmland in Peru as well as land improvements and orchard development in Peru and Guatemala.
Outlook
For the second quarter of fiscal year 2022, the Company is providing the following industry update to inform modeling assumptions:
•The industry is expecting second quarter Mexico volumes to remain lower than prior year by amounts comparable to those experienced in the first quarter of 2022, primarily due to supply constraints associated with the Mexican harvest.
•Pricing is expected to be slightly higher on a sequential basis, which would imply a year-over-year increase of approximately 10 to 15% compared to the $1.42 per pound average experienced in second quarter of fiscal 2021.

•February per-box margins have returned to historical levels, though we are still experiencing higher non-ERP related costs, including inflationary and infrastructure costs, that will continue to pose some headwinds over the near-term.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its first quarter of fiscal 2022 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through March 24, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13727081.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Adjusted net income (loss) refers to net income (loss), before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), noncapitalizable ERP implementation costs, transaction costs, further adjusted by any special, non-recurring, or one-time items such as impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), noncapitalizable ERP implementation costs, transaction costs, and any special, non-recurring, or one-time items such as impairments that are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is the global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally including California, Mexico & Peru and has additional sourcing capabilities in Chile, Colombia, Dominican Republic, Guatemala, & South Africa, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes twelve forward distribution centers in North America, China & Europe that offer value-added services such as ripening, bagging, custom packing and logistical management. In addition, Mission owns over 11,000 acres globally, allowing for diversified sourcing and access to complementary growing seasons, while ensuring its customers receive the highest quality fruit possible. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; the loss of one or more of our largest customers or a reduction in the level of purchases by customers; doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; fluctuations in market prices of avocados; increasing competition; inherent farming risks; variations in operating results due to the seasonality of the business; general economic conditions; the effects of the COVID-19 pandemic, including resulting economic conditions; inflationary pressures and increases in costs of commodities or other products used in our business; food safety events and recalls of our products; changes to USDA and FDA regulations, U.S. trade policy, and/or tariff and import/export regulations; restrictions due to health and safety laws; significant costs associated with compliance with environmental laws and regulations; acquisitions of other businesses; the ability of our infrastructure to handle our business needs; supply chain optimization failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit and retain key personnel and an adequate labor supply and lack of good employee relations; information system security risks, data protection breaches and systems integration issues; changes in privacy and/or information security laws, policies and/or contractual arrangements; material litigation or adverse governmental actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with our indebtedness; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contact
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Denise Junqueiro
Vice President of Marketing and Communications
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	January 31, 2022	October 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$25.3	$84.5
Restricted cash	2.9	6.1
Accounts receivable
Trade, net of allowances	101.2	73.8
Grower and fruit advances	3.5	0.6
Miscellaneous receivables	9.2	12.3
Inventory	79.3	48.2
Prepaid expenses and other current assets	11.3	11.6
Loans to equity method investees	2.1	3.3
Income taxes receivable	10.9	6.7
Total current assets	245.7	247.1
Property, plant and equipment, net	436.1	424.2
Operating lease right-of-use assets	42.7	43.9
Equity method investees	51.9	52.7
Loans to equity method investees	1.9	1.8
Deferred income tax assets, net	7.6	7.6
Goodwill	76.4	76.4
Other assets	18.7	19.8
Total assets	$881.0	$873.5

Liabilities and Shareholders' Equity
Liabilities
Accounts payable	$21.5	$22.8
Accrued expenses	41.0	28.8
Income taxes payable	1.8	1.9
Grower payables	36.9	22.2
Long-term debt—current portion	8.8	8.8
Operating leases—current portion	3.9	3.6
Finance leases—current portion	1.2	1.1
Total current liabilities	115.1	89.2
Long-term debt, net of current portion	152.9	155.1
Operating leases, net of current portion	41.6	42.5
Finance leases, net of current portion	1.9	2.2
Income taxes payable	3.5	3.5
Deferred income tax liabilities, net	26.8	26.8
Other long-term liabilities	17.9	20.0
Total liabilities	359.7	339.3
Total shareholders' equity	521.3	534.2
Total liabilities and shareholders' equity	$881.0	$873.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended January 31,
(In millions, except for share and per share amounts)	2022	2021
Net sales	$216.6	$173.2
Cost of sales	216.1	150.5
Gross profit	0.5	22.7
Selling, general and administrative expenses	18.7	14.6
Operating (loss) income	(18.2)	8.1
Interest expense	(0.9)	(0.9)
Equity method income	1.6	2.3
Other income	1.6	—
(Loss) income before income taxes	(15.9)	9.5
(Benefit) provision for income taxes	(2.5)	7.3
Net (loss) income	$(13.4)	$2.2

Net (loss) income per share:
Basic	$(0.19)	$0.03
Diluted	$(0.19)	$0.03

Weighted average shares of common stock outstanding:
Basic	70,631,525	70,550,922
Diluted	70,631,525	70,605,571

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended January 31,
(In millions)	2022	2021
Operating Activities
Net (loss) income	$(13.4)	$2.2
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	4.5	3.6
Amortization of debt issuance costs	0.1	0.1
Noncash lease expense	1.2	0.9	(1)
Equity method income	(1.6)	(2.3)
Stock-based compensation	0.8	0.8
Dividends received from equity method investees	2.2	—
Losses (gains) on asset impairment, disposals and sales, net of insurance recoveries	0.1	(0.2)
Deferred income taxes	—	4.9
Unrealized (gains) losses on derivative financial instruments	(0.8)	—
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(27.6)	(12.6)
Grower fruit advances	(2.9)	0.2
Miscellaneous receivables	3.1	3.5
Inventory	(29.8)	(10.2)
Prepaid expenses and other current assets	0.1	(1.3)	(1)
Income taxes receivable	(4.2)	1.2
Other assets	0.6	(3.7)
Accounts payable and accrued expenses	13.3	4.8
Income taxes payable	(0.1)	(0.4)
Grower payables	15.1	(0.2)
Operating lease liabilities	(0.7)	(0.5)	(1)
Other long-term liabilities	(1.4)	(0.5)	(1)
Net cash used in operating activities	$(41.4)	$(9.7)
Investing Activities
Purchases of property and equipment	(20.9)	(22.4)
Proceeds from sale of property, plant and equipment	—	2.2
Investment in equity method investees	—	(0.2)
Loan repayments from equity method investees	1.0	—
Other	(0.2)	(0.2)
Net cash used in investing activities	$(20.1)	$(20.6)
Financing Activities
Principal payments on long-term debt obligations	(2.2)	(2.2)
Principal payments on finance lease obligations	(0.3)	(0.3)
Net cash used in financing activities	$(2.5)	$(2.5)
Effect of exchange rate changes on cash	—	0.1
Net decrease in cash, cash equivalents and restricted cash	(64.0)	(32.7)
Cash, cash equivalents and restricted cash, beginning of period	92.2	127.0
Cash, cash equivalents and restricted cash, end of period	$28.2	$94.3

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$25.3	$91.1
Restricted cash	2.9	1.6
Restricted cash included in other assets	—	1.6
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$28.2	$94.3
(1)Prior period amounts differ from those previously reported due to the adoption of ASC 842, Leases, effective November 1, 2020, which was first presented in our annual report on Form-10K for the year ended October 31, 2021.

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended January 31,
(In millions, except for per share amounts)	2022	2021
Net (loss) income	$(13.4)	$2.2
Stock-based compensation	0.8	0.8
Unrealized gains on derivative financial instruments	(1.4)	(0.5)
Foreign currency (gain) loss	(0.5)	0.6
Asset impairment and disposals, net of insurance recoveries	0.1	—
Farming costs for nonproductive orchards	0.5	—
Noncapitalizable ERP implementation costs	1.5	—
Transaction costs	0.4	—
Tax effects of adjustments to net income(1)	(0.2)	(0.3)
Discrete tax adjustment for change in Peruvian tax rates	—	5.1
Adjusted net (loss) income	$(12.2)	$7.9
Adjusted net (loss) income per diluted share	$(0.17)	$0.11
(1)Tax effects are calculated using applicable rates that each adjustment relates to.

Adjusted EBITDA

	Three Months Ended January 31,
(In millions)	2022	2021
Marketing and Distribution adjusted EBITDA	$(7.7)	$13.7
International Farming adjusted EBITDA	(2.7)	(1.2)
Total reportable segment adjusted EBITDA	(10.4)	12.5
Net (loss) income	(13.4)	2.2
Interest expense	0.9	0.9
(Benefit) provision for income taxes	(2.5)	7.3
Depreciation and amortization	4.5	3.6
Equity method income	(1.6)	(2.3)
Stock-based compensation	0.8	0.8
Asset impairment and disposals, net of insurance recoveries	0.1	—
Farming costs for nonproductive orchards	0.5	—
Noncapitalizable ERP implementation costs	1.5	—
Transaction costs	0.4	—
Other income	(1.6)	—
Total adjusted EBITDA	(10.4)	12.5

MISSION PRODUCE, INC.

Segment Sales (Unaudited)

	Marketing & Distribution	International Farming	Total	Marketing & Distribution	International Farming	Total
	Three Months Ended January 31,
(In millions)	2022			2021
Third party sales	$212.3	$4.3	$216.6	$169.6	$3.6	$173.2
Affiliated sales	—	(1.0)	(1.0)	—	0.2	0.2
Total segment sales	212.3	3.3	215.6	169.6	3.8	173.4
Intercompany eliminations	—	1.0	1.0	—	(0.2)	(0.2)
Total net sales	$212.3	$4.3	$216.6	$169.6	$3.6	$173.2
Other Information (Unaudited)

	Three Months Ended January 31,
	2022	2021
Pounds of avocados sold (millions)	134.0	162.9
Average sales price per pound(1)	$1.56	$1.04
(1)Calculated by dividing net avocado sales from our Marketing & Distribution segment by the total pounds of avocados sold in the stated period.